For period ended 01/31/08                        Series 1, 2, 3, 4, 6, 7, 8, 10,
File Number 811-2429                                      11, 12, 13, 14, 15, 19

Sub-Item 77Q3:  Exhibits
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As approved by shareholders on July 19, 2006, a reorganization took place as of the close of business on July 31, 2006 in which each fund of USAA Mutual Fund, Inc. was reorganized into a newly established corresponding series of USAA Mutual Funds Trust. Because the financial information of each fund of USAA Mutual Fund, Inc. for the period from August 1, 2007 to January 31, 2008 will be included in the Form N-SAR filed by each newly established corresponding series of USAA Mutual Funds Trust for the period ended January 31, 2008, the financial information presented in this Form N-SAR includes only zeroes to avoid duplicative reporting.

A form N-8F has been filed with the SEC to de-register USAA Mutual Fund, Inc.